THE GLENMEDE FUND, INC.
Registration No. 811-5577
FORM N-SAR
Semi-Annual Period Ended April 30, 2002

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List of attachments in response to Item 77:
        Item Number                            Attachment

        A                                       Y
        B                                       N
        C                                       Y
        D                                       Y
        E                                       N
        F                                       N
        G                                       N
        H                                       N
        I                                       N
        J                                       N
        K                                       N
        L                                       N
        M                                       N
        N                                       N
        O                                       N
        P                                       N
        Q1                                      Y
        Q2                                      N
        Q3                                      N

SUB-ITEM 77C:  Submission of matters to a vote of security holders.

A  Special  Meeting  of  Shareholders   (the  "Meeting")  of  the  Institutional
International Portfolio and the International Portfolio of The Glenmede Fund, Inc. (the "Fund") was held on December 26, 2001.

The first order of business was the approval or disapproval of the new investment advisory agreement between the Fund, on behalf of the Institutional International Portfolio and Philadelphia International Advisors LP. The results of the voting was as follows:


                                        For                  Against       Abstain

Institutional International Portfolio    18,448,232 votes   2,741 votes   7,805 votes

The proposal received the requisite votes for its approval.

The second and order of business was the approval or disapproval of the new sub-investment advisory agreement between the Fund, on behalf of the International Portfolio, Glenmede Advisers, Inc. and Philadelphia International Advisors LP. The results of the voting was as follows:


                           For                                 Against        Abstain

International Portfolio    87,330,073 votes                      0 votes      0 votes

The proposal received the requisite votes for its approval.
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SUB-ITEM 77D: Policies with respect to security investments

(g) The investment policies of the Large Cap Value Portfolio, Small Capitalization Equity Portfolio, Strategic Equity Portfolio, Small Capitalization Growth Portfolio, Government Cash Portfolio and Core Fixed Income Portfolio have been revised.

The revised policies, as they appear below, were approved by the Fund's Board of Directors on December 10, 2001 and March 12, 2002.

        Large Cap Value Portfolio

Revised Policy: The Advisor attempts to achieve the Portfolio's objective by investing, under normal circumstances, at least 80% of the value of its net assets (including borrowings for investment purposes) in equity securities, such as common stocks, including dividend-paying common stocks, and preferred stocks, of primarily U.S. large cap companies that the Advisor believes are undervalued. Large cap companies include companies with market capitalizations, at the time of purchase, that are above the smallest capitalization of any stock in the Russell 1000 Value Index.

        Small Capitalization Equity Portfolio (Advisor Class and
        Institutional Class)

Revised Policy: The Portfolio attempts to achieve its objective by investing, under normal circumstances, at least 80% of its net assets (including borrowings for investment purposes) in equity securities, such as common stocks and preferred stocks, of primarily U.S. small cap companies that the Advisor believes are undervalued. Small cap companies include companies with market capitalizations, at the time of purchase, that are below the largest market capitalization of any stock in the Russell 2000 Index.

                        Strategic Equity Portfolio

        Revised Policy: Under normal circumstances, at least 80% of the Portfolio's net assets (including borrowings for investment purposes) will be invested in equity securities such as common stock and preferred stock and securities convertible into such stock.

                                Small Capitalization Growth Portfolio

Revised Policy: The Portfolio attempts to achieve its objective by investing, under normal circumstances, at least 80% of its net assets (including borrowings for investment purposes) in equity securities, such as common stocks, preferred stocks and securities convertible into common and preferred stocks, of primarily U.S. small cap companies. Small cap companies include companies with market capitalizations, at the time of purchase, that are below the largest market capitalization of any stock in the Russell 2000 Growth Index.

                        Government Cash Portfolio

Revised  Policy:  Under normal  circumstances,  the  Government  Cash  Portfolio invests at least 80% of its net assets (including borrowings for investment purposes) in short-term securities issued by the U.S. Treasury, U.S. Government agencies, or other agencies or instrumentalities sponsored by the U.S. Government, and enters into repurchase agreements secured by securities issued or sponsored by such entities.


                        Core Fixed Income Portfolio

Revised Policy: Under normal circumstances, at least 80% of the Portfolio's net assets (including borrowings for investment purposes) will be invested in fixed income. The Portfolio invests primarily in mortgage- backed securities and fixed income securities issued by the U.S. Treasury, U.S. Government agencies, or other agencies or instrumentalities sponsored by the U.S. Government (collectively, "U.S. Government Securities"). Under normal circumstances at least 65% of the Portfolio's net assets (including borrowings for investment purposes) will be invested in U.S. Government Securities and repurchase agreements collateralized by U.S. Government Securities.


SUB-ITEM 77Q1: Exhibits

(a)  Articles  Supplementary  to the Articles of  Incorporation  dated March 18,
2002.

Articles of Amendment to the Articles of Incorporation dated March 18, 2002.

(b) Revisions to the investment policies of the Large Cap Value Portfolio, Small Capitalization Equity Portfolio, Strategic Equity Portfolio, Small Capitalization Growth Portfolio, Government Cash Portfolio and Core Fixed Income Portfolio are incorporated herein by reference to Registrant's Post-Effective Amendment No. 34 filed with the Commission on January 29, 2002.

(e) Investment Advisory Agreement between The Glenmede Fund, Inc. on behalf of the Institutional International Portfolio and Philadelphia International Advisors LP is incorporated herein by reference to Exhibit (d)(15) in
Registrant's Post-Effective Amendment No. 34 filed with the Commission on January 29, 2002.

Sub-Investment Advisory Agreement between The Glenmede Fund, Inc. on behalf of the International Portfolio, Glenmede Advisers, Inc. and Philadelphia International Advisors LP is incorporated herein by reference to Exhibit (d)(16) in Registrant's Post-Effective Amendment No. 34 filed with the Commission on January 29, 2002.